BANKWELL FINANCIAL GROUP REPORTS THE RESIGNATION OF ITS CHIEF OPERATING OFFICER

New Canaan, CT – November 13, 2015 – Bankwell Financial Group, Inc. (NASDAQ: BWFG) reported that Gail E. D. Brathwaite, its Chief Operating Officer and Executive Vice President, has tendered her resignation effective December 11, 2015. She has agreed to a consulting arrangement with Bankwell through June 30, 2016.

Ms. Brathwaite came to Bankwell with 30 + years of experience in the areas of retail banking, mortgage banking operations, IT, human resources and M&A. She has played an instrumental part in the Company's growth since her arrival in April 2013. She actively assisted the Company in its initial public offering and merger/acquisitions of The Wilton Bank and Quinnipiac Bank & Trust Company.

Ms. Brathwaite said; "I am proud of the progress we have accomplished at Bankwell since my arrival, and I believe the Company is well positioned for continued success. Thanks to the Board of Directors for the opportunity to play an important role in Bankwell's success. A special thanks to the Bankwell team."

Christopher Gruseke, Bankwell's Chief Executive Officer said; "We thank Gail for the important accomplishments she has made on behalf of Bankwell.  Her thoughtful leadership and mentoring have established a strong team which will continue to execute and build on her achievements.  We wish Gail great success in all her future endeavors."

About Bankwell Financial Group
Bankwell is a commercial bank that serves the banking and lending needs of residents and businesses throughout Fairfield and New Haven Counties, CT.  For more information about this press release, interested parties may contact Christopher R. Gruseke, President and Chief Executive Officer or Ernest J. Verrico Sr., Executive Vice President and Chief Financial Officer of Bankwell Financial Group at (203) 652-0166.

For more information, visit www.mybankwell.com.

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.